Exhibit 99.1

Felicia Williams Appointed to Paycom’s Board of Directors

May 9, 2022

OKLAHOMA CITY – Paycom Software, Inc. (NYSE:PAYC), a leading provider of comprehensive cloud-based human capital management software, today announced the appointment of Felicia Williams to Paycom’s board of directors as a Class II director.

Williams currently serves at Macy’s, Inc., as senior vice president of finance and Fellow for CEO Action for Racial Equality. She brings more than 30 years of experience in audit and corporate financial leadership in the consumer goods and retail sectors. Williams served as interim chief financial officer at Macy’s from June 2020 to November 2020. Since joining Macy’s in 2004, Williams has served in various roles, including spearheading the company’s internal audit, controller, risk management, treasury and investor relations functions.

Williams previously led international audit and capital markets organizations at Coca-Cola and Bristol Myers Squibb.

“Felicia’s background is an ideal fit as she adds to the strength of the board by leveraging the skills she has developed in her previous positions,” said Chad Richison, Paycom’s founder, chairman of the board and CEO.

A licensed CPA, Williams is a graduate of Florida Agricultural and Mechanical University where she earned her accounting degree. She has served on the board of Cincinnati Children’s Hospital for the past 14 years. Williams also serves on the board of Meridian Bioscience, Inc., an international producer and distributor of diagnostic and life science products, where she is audit committee chair, and Realogy Holdings Corp., a real estate and relocation services company, where she also serves as chair of the audit committee.

“It is an honor to join a company like Paycom that aligns with my core values and believes in bringing the whole person to work,” Williams said. “Paycom is a high-growth organization that is paving a new path of innovation for its workforce and those who use its software.”

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country. For more information, visit paycom.com.